Exhibit 3.4

Changes to the Memorandum of Association, approved by the shareholders on September 11, 2014

AMENDMENTS TO CURRENT MEMORANDUM OF ASSOCIATION TO BE EFFECTIVE

UPON THE CLOSING OF THE INITIAL PUBLIC OFFERING

According to the shareholders resolution dated June 18, 2014 and September 11, 2014, article 4 of the Company’s Memorandum of Association shall read as follows:

The share capital of the Company shall consist of NIS 700,000 divided into 70,000,000 Ordinary Shares, of a nominal value of NIS 0.01 each (the “Ordinary Shares”).